Exhibit 99.1

Chelsea Therapeutics Accelerates Northera NDA Filing Following Meeting with FDA

•	Chelsea to File for US Marketing Approval of Northera in Symptomatic Neurogenic Orthostatic Hypotension in Q2 2011 Based on Efficacy Data from Phase III Studies 301 and 302

•	FDH will not require Study 306 as Second Pivotal Study for NDA

•	Management to Host Conference Call at 9:00 AM ET

CHARLOTTE, NC, December 20, 2010 – Chelsea Therapeutics International, Ltd. (NASDAQ: CHTP) announced it has completed a pre-NDA assessment with the U.S. Food and Drug Administration (FDA) and intends to accelerate its new drug application (NDA) for NORTHERA™(droxidopa) for the treatment of symptomatic, neurogenic orthostatic hypotension (NOH), a chronic and potentially debilitating drop in blood pressure upon standing commonly associated Parkinson’s disease, multiple system atrophy and pure autonomic failure.

At the meeting, the FDA agreed that the proposed NDA for Northera could be submitted based on combined data from Chelsea’s two completed Phase III studies in NOH, Study 301 and Study 302, without the need for any further efficacy studies. During the meeting, the agency did request and Chelsea agreed to supply top-line results from a QTc study at the time of the 90-day Safety Update and conduct a post-marketing study to evaluate the clinical pharmacology of Northera in renally impaired patients.

“The successful outcome of our pre-NDA meeting with the FDA reflects the strength of the data already generated by our pivotal program and marks a significant step forward for Chelsea,” commented Dr. Simon Pedder, president and CEO of Chelsea Therapeutics. “We believe that the Phase III trials we have already completed, combined with the extensive Japanese and European data available to us, clearly demonstrate Northera’s meaningful clinical benefit to patients whose day to day lives are severely impacted by the signs and symptoms of neurogenic orthostatic hypotension. Furthermore, based on feedback received during the meeting and subsequent correspondence, we believe the safety profile of Northera is unlikely to result in a black box warning for supine hypertension in its label. We appreciate the guidance that the FDA has given the company as it prepares this new NDA, and look forward to working with the FDA as we seek marketing approval for Northera in the US in 2011.”

Northera has previously been granted Orphan Drug Designation and has received Fast Track designation from the FDA. Fast Track designation is designed to facilitate the review of products that address serious or potentially life-threatening conditions for which there is an unmet medical need.

Study 301 was reviewed by the FDA and awarded a Special Protocol Assessment (SPA) in February 2008. The FDA subsequently confirmed that the SPA remained in effect following the protocol amendments and change in primary endpoint approved by the FDA in November 2009. An SPA provides a binding agreement that the study design, including trial size, clinical endpoints and/or data analyses is acceptable to support regulatory approval.

Conference Call Today at 9:00 AM ET

Chelsea will discuss the outcome of its recent FDA discussions and updated NDA filing strategy today, December 20, 2010, at 9:00 AM Eastern Time. Interested investors may participate in the conference call by dialing 877-638-9567 (domestic) or 720-545-0009 (international). A replay will be available for one week following the call by dialing 800-642-1687 for domestic participants or 706-645-9291 for international participants and entering passcode 33483444 when prompted. Participants may also access both the live and archived webcast of the conference call on Chelsea’s web site at www.chelseatherapeutics.com.

About Neurogenic Orthostatic Hypotension

NOH is a neurogenic disorder resulting from deficient release of norepinephrine, the neurotransmitter used by sympathetic autonomic nerves to send signals to the blood vessels and the heart to regulate blood pressure. This deficiency results in lightheadedness, dizziness, blurred vision and fainting episodes when a person assumes a standing position. Symptoms of chronic NOH can be incapacitating, not only putting patients at high risk for falls and associated injuries, but also severely affecting the quality of life of patients and their loved ones. The only FDA-approved treatment for orthostatic hypotension has a black box warning indicating that the drug has not been shown to be effective in alleviating the symptoms of the condition and is associated with a pronounced side-effect profile including significant supine hypertension.

About Northera™

Northera (droxidopa), the lead investigational agent in Chelsea Therapeutics’ broad pipeline, is currently in Phase III clinical trials for the treatment of symptomatic neurogenic orthostatic hypotension (NOH) in patients with primary autonomic failure – a group of diseases that includes Parkinson’s disease, multiple system atrophy (MSA) and pure autonomic failure (PAF). Droxidopa is a synthetic catecholamine that is directly converted to norepinephrine (NE) via decarboxylation, resulting in increased levels of NE in the nervous system, both centrally and peripherally. Droxidopa is also being studied for the treatment of fibromyalgia, adult attention deficit disorder and chronic fatigue syndrome in three ongoing Phase II trials and completed a Phase II study in intradialytic hypotension (IDH) study with positive results.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases. Chelsea’s most advanced drug candidate, Northera™ (droxidopa), is an orally active synthetic precursor of norepinephrine initially being developed for the treatment of neurogenic orthostatic hypotension. In addition to Northera, Chelsea is also developing a portfolio of metabolically inert oral antifolate molecules engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders, including two clinical stage product candidates: CH-1504 and CH-4051. Preclinical and clinical data suggest superior safety and tolerability, as well as increased potency versus methotrexate (MTX).

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks and costs of drug development, risk of regulatory approvals, our reliance on our lead drug candidates droxidopa and CH-4051, reliance on collaborations and licenses, intellectual property risks, our need to raise additional operating capital in the future, our history of losses, competition, market acceptance for our products if any are approved for marketing, and reliance on key personnel including specifically Dr. Pedder.

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Chelsea Therapeutics:

Kathryn McNeil

Investor/Media Relations

718-788-2856